Exhibit 3.55
CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
HAYES LEMMERZ INTERNATIONAL–KENTUCKY, INC.
     HAYES LEMMERZ INTERNATIONAL–KENTUCKY, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:
     FIRST: The Corporation’s Certificate of Incorporation was filed on September 29, 1988, with the Secretary of State of the State of Delaware.
     SECOND: The amendment to the Certificate of Incorporation set forth herein was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
     THIRD: ARTICLE FOURTH, Sections (c) through (l) are hereby deleted in their entirety.
          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed in its name and on its behalf and attested on this 8th day of April, 2005 by duly authorized officers of the Corporation.

HAYES LEMMERZ INTERNATIONAL–KENTUCKY, INC.

By: /s/ Steven Esau Name: Steven Esau
Title: Assistant Secretary
ATTEST:

By:	/s/ Gary J. Findling

Name:	Gary Findling
Title:	Treasurer